Exhibit (e)(2)

FIRST AMENDMENT TO

ETF DISTRIBUTION AGREEMENT

This First Amendment ("Amendment") to the ETF Distribution Agreement (the "Agreement") dated as of April 1, 2015 by and between ETF series Trust, a Delaware statutory trust (the "Trust,") having its principal place of business at 145 Mason Street, 2nd Floor, Greenwich. Connecticut 06830, and Foreside Fund. Services, LLC, a Delaware limited liability company (the "Distributor") having its principal place of business at Three Canal Plaza, Suite 100, Portland, ME 04101. is entered into as of April 30, 2015 (the "Effective Date").

WHEREAS, Distributor and the Trust desire to amend the Agreement to reflect a name change for the Trust from ETF Series Trust to Recon Capital Series Trust; and

WHEREAS, Section 8(b) of the Agreement requires that amendments to the Agreement be made in writing and executed by all parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Distributor and the Trust hereby agree as follows:

1.                Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2.                Except as expressly amended hereby, all of the provisions of the Agreement are restated and in full force and effect to the same extent as if fully set forth herein.

3.                This Amendment shall be governed by and the provisions of this Amendment shall be construed and interpreted under and in accordance with the laws of the State of Delaware.•

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.